Exhibit to Accompany
Item 77J
Form N-SAR
JohnsonFamily Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination,
Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital
Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase
(decrease) undistributed net investment income by $1,259, $1,259, $1,259, and $(44,359) to increase accumulated net realized gain or decrease accumulated net realized loss on investments and foreign currency transactions by $0, $0, $0 and $45,608 and to decrease paid-in-capital by $1,259, $1,259, $1,259 and $1,259 for the Intermediate Fixed Income, Large
Cap Equity Fund, Small Cap Equity Fund and
International Equity Fund, respectively, for the six months ended April 30, 2000.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.